EXHIBIT 99.3

GH Solutions Inc. Announces Manufacturing Run and

Joint Venture Expansion with KOIOS

Greenwood Village, CO - August 31, 2016 - GH Solutions (OTC PINK: GRSU), a company focused on creating functional operating divisions within the hemp industry, today announced the company's KOIOS Raspberry Wonder with Hemp beverage physical cans are expected to be filled on September 7, 2016 and shipped to the Company's warehouses for immediate distribution. GH Solutions expects to have the product to distributors on or around the 14th of September and will be in physical stores shortly thereafter.

"We have been working diligently to turn GH Solutions into a revenue-generating company," stated Rik J Deitsch, CEO of GH Solutions Inc. "Our new product has already received market attention with an immediate sales outreach," he continued. "Being able to launch directly into the KOIOS existing marketplace allows for an especially large launch of this first product and a great platform for the products to come," he concluded.

GH Solutions is also announcing the expansion of its current joint venture with KOIOS to include the development of a generation two version of the Hemp beverage as well as multiple flavor profiles expanding the number of SKUs that will be available.  The generation two drink has the originally developed proprietary formula with the addition of a proprietary suspension method incorporating probiotics.  The Company expects to develop multiple flavor profiles in both the original KOIOS with Hemp as well as the newly formulated patent protected KOIOS with Hemp and Probiotics.

"We are excited to unveil Raspberry Wonder as it is already on back-order across the country," stated Chris Miller, CEO of KOIOS. "People are going to be incredibly pleased by the functionality and the taste," Chris continued. "A hemp drink like this does not exist and the market is going to go crazy when they have a chance to try it.  We are passionate about helping people reach their full potential and feel that there may not be a nobler cause. With the combined efforts of GH Solutions and KOIOS we know we are going to help a lot of people live healthier lifestyles," he concluded.

GH Solutions expects to issue additional updates in the very near future.

About GH Solutions, Inc.

GH Solutions, Inc. is a science-based company focused on operating divisions within the burgeoning hemp industry. GH Solutions brings a patented technological advancement to the nutraceutical, functional beverage, and health food markets. As the exclusive licensee of US Patent #6080401 for hemp/cannabis based applications, the Company is the sole source of formulations that offer the benefits of botanicals like hemp seed oil with the health and wellness effects of probiotics. GH Solutions encourages all current and prospective shareholders to visit our website at: www.ghsolutionsinc.com or

Greenhouse's Facebook page at https://m.facebook.com/Greenhousesolutionsinc

About KOIOS

KOIOS LLC creators began developing their own nootropic formulas to combat their ADHD and to eliminate harmful stimulants out of their lives. After several years of research, testing and development with an INC 5000 lab, they formulated KOIOS. Each ingredient has more than a decade of research behind it from some of the largest medical institutions in the world. KOIOS combined 11 of the most potent nootropics, to give you a finely tuned, high performance brain enhancement supplement. Not only are the short-term results of KOIOS staggering, but each ingredient in our formula has been shown, scientifically, to have long lasting positive effects on the brain. KOIOS encourages people to visit their website to learn more:

http://www.mentaltitan.com

SEC Disclaimer

This press release contains forward-looking statements. The words or phrases "would be," "will allow," "intends to," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in Greenhouse Solutions' ("the Company's") business plan. The manufacture and launch of the new product should not be construed as an indication in any way whatsoever of the future value of the Company's common stock or its present or future financial condition. The Company's filings may be accessed at the SEC's Edgar system at www.sec.gov; statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement.

Contact:

info@ghsolutionsinc.com

Ghsolutionsinc.com

1-877-895-5647

SOURCE: GH Solutions Inc.